Exhibit 3.217
OPERATING AGREEMENT OF
SPRINT SPECTRUM REALTY COMPANY, LLC

This OPERATING AGREEMENT (this “Agreement”) is made and adopted, effective as of June 17, 2016, by Sprint Spectrum LP., a Delaware limited partnership (the “Managing Member”) and MinorCo, LLC, a Delaware limited liability company (each, a “Member” and, collectively, the “Members”) of the limited liability company described in this Agreement. Unless the context otherwise requires, terms which are capitalized and not otherwise defined in context shall have the meanings set forth in Article II of this Agreement.

ARTICLE I.
ORGANIZATIONAL MATTERS

1.1         Formation of the Company; Term. The Company is a limited liability company formed under the Act and governed by this Agreement. The Company is an entity separate from its Members, created upon the execution and filing with the Secretary of State of Delaware of the Certificate of Formation of the Company. Unless sooner dissolved and liquidated by action of the Members, the Company is to continue in perpetuity.

1.2         Name. The name of the Company is Sprint Spectrum Realty Company, LLC.

1.3          Purposes of the Company: Business. The purpose of the Company is to engage in any and all lawful acts or activities for which limited liability companies may be formed under the Act.

1.4         Office and Agent. The registered agent of the Company in the State of Delaware is Corporation Service Company and the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County. The Members may from time to time change the registered agent or office of the Company or establish additional places of business or offices of the Company as necessary or appropriate. Such changes need not be reflected in this Agreement.

ARTICLE II.
DEFINITIONS

Unless the context otherwise requires, the following terms (and the singular or plural thereof) used in this Agreement shall have the meanings set forth below:

“Act” means the limited liability company law set forth in Chapter 18 of Title 6 of the Delaware Code, as amended from time to time. Any reference to the Act shall automatically include a reference to any subsequent or successor limited liability company law in Delaware.

“Affiliate’’ means any Person directly or indirectly controlling, controlled by or under common control with the Members. Without limiting the generality of the foregoing, ‘‘control’’ of a Person means the possession, directly or indirectly of the power to direct or cause the direction of the management or policies of such Person.

“Agreement” means this Agreement, as amended from time to time, by amendments duly executed and delivered.

“Company” means Sprint Spectrum Realty Company, LLC.

“Interest” means a membership interest in the Company, including any and all benefits to which the Members is entitled under this Agreement and the obligations of the Members under this Agreement.

“Members” mean Sprint Spectrum L.P., a Delaware limited partnership and MinorCo, LLC, Delaware limited liability company, and or their successors.

“Managing Member” means Sprint Spectrum L.P., a Delaware limited partnership.

“Person’’ means any individual, partnership, limited liability company corporation, trust, estate, association, or other entity.

ARTICLE III.
CAPITALIZATION: ECONOMICS

3.1         Capital. The Members shall be deemed to have made a capital contribution to the Company and shall have the following membership equity interest in the Company, including any and all benefits to which the Members are entitled under this Agreement and the obligations of the Members under this Agreement:

Sprint Spectrum L.P.	99%
MinorCo, LLC	l%

The Members may, but are not required to, make additional contributions to the capital of the Company. A capital account shall be maintained for the Members and such capital account shall be credited with contributions and profits, charged with distributions and losses and otherwise adjusted in each case as the Members determine.

3.2          Allocations.

(a)          All items of income, gain, Joss, deduction, and credit will be allocated to the Members in proportion to their membership equity interests. In the event of a liquidation of an Interest or a transfer of Interest, the Members agree to use the proration method based on calendar day convention to allocate items of income, gain, loss, deduction and credit.

(b)          The Members acknowledge that the Company was previously organized as a limited partnership, which elected to convert to the current limited liability company form. The Members further acknowledge that the aforementioned conversion transaction was not intended to shift the economic risk of loss for any Company liabilities between the Members for tax purposes, when compared to how those Company liabilities were allocated between the Members when applying the economic risk of loss principles of Section 752 of the Code while the Company was organized as a limited partnership. The Members agree to interpret this Agreement in a manner consistent with this intent, to prepare all tax returns and other filings accordingly. In addition, to the extent that the allocation of debt under Section 752 of the Code would be changed as a result of the conversion, if the Company is unable to pay any such reallocated debt, the Member to whom such debt was previously allocated will make payments to the other Members to the extent that such first Member would have been deemed to have been relieved of responsibility for any Company liabilities under Section 752 of the Code as a result of the conversion transaction.

3.3         No Interest on Capital Contributions. The Members are not to be paid interest on its capital contributions to the Company.

ARTICLE IV.
MANAGEMENT

4.1         Management by Members. The Company shall be managed by its Managing Member. The Managing Member may exercise all such powers and do all such lawful acts and things as are permitted by the Act and this Agreement.

4.2         Officers. The Company may have such officers as shall be appointed from time to time by the Members. Any such officers shall have such authority and shall perform such duties as may be specified from time to time by the Members, regardless of whether such authorities or duties ate customarily incident to such offices. Officers shall serve indefinite terms until their resignations or until removed from office by the Members. Officers serve at the pleasure of the Members, and the Members may remove an officer at any time with or without cause.

ARTICLE V.
TRANSFERS AND DISSOLUTION

5.1         Transfers of Interest. The Members are entitled, in its sole and absolute discretion at any time and from time to time, to sell, mortgage, hypothecate, transfer, pledge, assign, donate, create a security interest in or lien upon, encumber, give, place in trust (voting or other) or otherwise dispose of all or any portion of its Interest in the Company, including the Members’ :(i) interest in the profits, losses allocations of other items and distribution from the Company; (ii) rights with respect to the management and administration of the Company; (iii) access to or rights to demand or require any information or account of the Company or its affairs; and (iv) rights to inspect the books and records of the Company.

5.2         Status of Third Party Transferee. No transferee, including any transferee by operation of law or court order, of all or any portion of any Interest in the Company shall, without the prior written consent of the Members, which consent may be withheld by the Members in their absolute discretion, acquire the status as a substituted or additional member of the Company under the Act or under this Agreement, but shall solely have the status, rights and privileges of an assignee. If a substituted or additional member is admitted to the Company in accordance with this Section 5.2, such substitute or additional member shall be responsible for the payment of all fees and expenses associated with the transfer and such substitution or admission as the Members may require.

5.3         Dissolution and Liquidation. If the Company is required to wind-up its affairs and liquidate its assets, it will first pay or make provision to pay all its obligations as required by law and any assets remaining will be distributed to the Members. The Members and officers, if any, shall have the right to do all acts authorized by law and this Agreement for the purpose of winding up the affairs of the Company.

ARTICLE VI.

INDEMNIFICATION OF MEMBERS AND OFFICERS.

6.1          Indemnification.

(a)         The Company shall indemnify, to the full extent then permitted by law, any Person who was or is a party or is threatened to be made a party to any threatened> pending, or completed action, suit, or proceeding, brought by or against the Company or otherwise, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a Member of the Company or an officer employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise. The Company shall pay, to the full extent then permitted by law, expenses, including attorney’s fees, incurred by the Members of the Company in defending any such action, suit, or proceeding as they are incurred, in advance of final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other Person. The indemnification and payment of expenses provided hereby shall be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Company’ s Certificate of Formation, any agreement, or otherwise, both as to action in official capacities and as to action in another capacity while the Person is a Member, trustee, officer, employee, or agent of the Company, and shall continue as to a Person who has ceased to be a Member of the Company, trustee officer, employee) or agent and shall inure to the benefit of the heirs, executors, and administrators of such Person.

Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any indemnitee if a judgment or other final adjudication adverse to such indemnitee establishes that such indemnitee’s acts were fraudulent, grossly negligent or the result of willful malfeasance and, in each case, were material to the cause of action so adjudicated.

(b)         The Company may, to the full extent then permitted by law and authorized by the Members, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any Person described in this Section 6.1 against any liability asserted against and incurred by any such Person in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify such person against such liability.

(c)         The Company, upon approval of the Members, may enter into agreements with any Persons whom the Company may indemnify under applicable law and undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit, or proceeding against them, whether or not the Company would have the power under this Agreement to indemnify any such Person.

6.2         Liability to the Company. The Members shall not be liable to the Company in damages for any action that the Members take or fail to take in such capacity, unless it is proved by clear and convincing evidence in a court of competent jurisdiction that such action or failure to act was undertaken with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company.

6.3         Liability to Others. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture. It is the intention of the Members that they shall have the benefit of the Act. The debts, obligations and liabilities of the Company are solely the debts, obligations and liabilities of the Company, and the Members shall not be liable therefore solely by reason of being a member of the Company. Furthermore, if applicable, no holder of an equity interest in the Members, or any director, officer or employee of any of the foregoing or any of their Affiliates, shall be obligated personally for any debt, obligation or other liability of the Company solely by reason of being a holder of an equity interest in the Members; or a director, officer or employee of any of the foregoing or any of their Affiliates. No failure of the Company to observe any corporate or other formality or requirement relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall be grounds for imposing liability on the Members (or, if applicable, any holder of an equity interest in the Member, or any director, officer or employee of any of the foregoing or any of their Affiliates) for any deb obligation or liability of the Company.

ARTICLE VII.
MISCELLANEOUS

7.1          Actions Without a Meeting. Any action that may be authorized or taken at a meeting of the Members may be taken without a meeting if authorized in a writing signed by the Members. Any such writing shall be filed with or entered upon the records of the Company.

7.2          Notices. All notices, requests and consents under this Agreement directed to the Members or the Company shall be in writing and shall be effective on receipt, if delivered by hand or by confirmed facsimile, or five days after being placed in the U.S. Mail, addressed to the Members or the Company with proper first class postage prepaid.

7.3
Whole Agreement. This Agreement contains the entire declaration of the Members and may only be amended by a writing executed by the Members.

7.4         Governing Law. This Agreement shall be governed and construed in accordance with the internal, substantive laws of the State of Delaware, without giving effect to its rules of conflicts of laws.

7.5         Severability. In the event that any provision of this Agreement shall be held to be invalid, the validity of the remaining provisions of the Agreement shall not in any way be affected.

7.6        Construction. The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement, All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

SPRINT SPECTRUM L.P.
As Managing Member

By:	/s/ Timothy O’Grady
Timothy O’Grady
Vice President

MINORCO, LLC
As Member

By:	/s/ Timothey O’Grady
Timothy O’Grady
Vice President